October 8, 2008


To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of May 15, 2008 (except as to note 4 which is as of October 8, 2008) on the reviewed condensed consolidated financial statements of Cal
Alta Auto Glass, Inc. and Subsidiary as of March 31,
2008 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange
Commission.



Very truly yours,

/s/ Chang G. Park
____________________________
Chang G. Park, CPA







Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board